NEWS RELEASE

25 Sawyer Passway ● Fitchburg, Massachusetts 01420

Exhibit 99.01

FOR IMMEDIATE RELEASE

Micron Solutions, Inc. Reports
2018 Second Quarter Results

FITCHBURG, MA, August 14, 2018 – Micron Solutions, Inc. (NYSE American: MICR) (the “Company”), a diversified contract manufacturing organization, through its wholly-owned subsidiary, Micron Products, Inc., producing highly-engineered, innovative components requiring precision machining and injection molding, announced results for its second quarter ended June 30, 2018.

The Company reported that Adjusted EBITDA(1) for the second quarter ended June 30, 2018 was $527 thousand, or 9.9% of sales, an improvement of $537 thousand compared to the second quarter of 2017.  Diluted earnings per share improved to $0.01 per share in the quarter ended June 30, 2018 compared with a loss of $0.18 per share the same quarter in 2017.

“I am pleased to report that management’s plan to reduce costs and improve efficiency has resulted in solid Adjusted EBITDA(1) growth and a return to profit in the quarter.  The second quarter of 2018 was one of the best performing quarters since the second quarter of 2015,” said Salvatore Emma, Jr., President and Chief Executive Officer. “I am also pleased with the progress we have made to expand our network of sales representatives.  We are quoting several new programs with the goal of filling the sales pipeline into 2019 and beyond.  The level of activity from existing customers and new prospects is expected to result in stronger top line revenue growth.   This, combined with better operating leverage, gives us confidence the Company will continue to deliver improved results for our shareholders.”

Second Quarter 2018 Review

$ In thousands	Q2 2018	Q2 2017	$ Change	% Change
Net sales	$5,320	$5,391	$(71)	(1.3%)
Gross profit	$878	$382	$496	129.9%
Gross margin	16.5%	7.1%
Net income (loss)	$34	$(511)	$545
Diluted earnings (loss) per share	$0.01	$(0.18)	$0.19

Net sales of machined orthopedic implant components and instruments, sensors as well as thermoplastic injection molding all increased in the three months ended June 30, 2018 when compared to the same prior year period.  The increases were offset by decreased net sales of tooling.

The decrease in net sales of tooling was due primarily to the impact of higher tooling revenue in the second quarter of 2017 for customers in the automotive and medical device industries.  Largely offsetting this decrease was a 10.0% increase in net sales from machined orthopedic implant components and instruments, a 2.2% increase in net sales of thermoplastic injection molding and 0.7% increase in net sales of sensors.

The increase in gross profit for the three months ended June 30, 2018 when compared to the same prior year period was due largely to a 385% increase in gross profit from machined orthopedic implant components and instruments as well as increases in gross profit from sensors and thermoplastic injection molding, partly offset by a decrease in gross profit from tooling.

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Micron Solutions, Inc. Reports 2018 Second Quarter Results

August 14, 2018

The increase in gross profit from machined orthopedic implant components and instruments was due in part to an increase in net sales as noted above, as well as the Company refining its production processes resulting in reduced rework, scrap, tooling, labor, expediting charges from suppliers, shift premiums and overtime to meet customer delivery requirements when compared to the second quarter of 2017.

In addition to the improvement in gross margin, the Company reduced selling and marketing expenses by 13.1% and reduced general and administrative expenses by 4.3% in the three months ended June 30, 2018 compared to the same period in 2017.

For the three months ended June 30, 2018, the Company improved Adjusted EBITDA(1) to $527 thousand, or 9.9% of sales, compared to ($10) thousand, or (0.2%) of sales, for the three months ended June 30, 2017, an increase of $537 thousand.

(1)See attached table for additional important disclosures regarding the Company’s use of Adjusted EBITDA, as well as a reconciliation of net loss from operations to Adjusted EBITDA.

First Six Months 2018 Review

$ In thousands	2018	2017	$ Change	% Change
Net sales	$10,439	$10,656	$(217)	(2.0%)
Gross profit	$1,609	$1,035	$574	55.4%
Gross margin	15.4%	9.7%
Net loss	$(146)	$(810)	$664
Diluted loss per share	$(0.05)	$(0.29)	$0.24

For the six months ended June 30, 2018, net sales decreased when compared to the same period last year, due to lower sales of thermoplastic injection molded products and decreased net sales of tooling, partly offset by increased net sales of machined orthopedic implant components and instruments, as well as sensors.

The increase in gross profit for the six months ended June 30, 2018 as compared to 2017 was due largely to a 221.3% increase in gross profit from machined orthopedic implant components and instruments.  The increase was due in part to increased sales. Additionally, the increase is due largely to the improved results for three months ending June 30, 2018 as compared to 2017 as noted above.

In addition to the improvement in gross margin, the Company reduced selling and marketing expenses by 21.2% and reduced general and administrative expenses by 3.1% in the six months ended June 30, 2018 compared to the same period in 2017.

For the six months ended June 30, 2018, the Company improved Adjusted EBITDA(1) to $878 thousand, or 8.4% of sales, compared to $142 thousand, or 1.3% of sales, for the six months ended June 30, 2017, an increase of $736 thousand.

(1)See attached table for additional important disclosures regarding the Company’s use of Adjusted EBITDA, as well as a reconciliation of net loss from operations to Adjusted EBITDA.

Recent Accomplishments:

•	Expanded machining services beyond orthopedic implant components and instruments, into the defense industry.
•	Shipped the first orders for precision machined products used by the U.S. Navy in the second quarter.

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Micron Solutions, Inc. Reports 2018 Second Quarter Results

August 14, 2018

•	Obtained a U.S. patent for an invention which improves the high-low pressure system in 40MM M212 casings used in military, law enforcement and other markets.
•	Increased selling activity by expanded our network of authorized manufacturer’s representatives.
•	Implemented a near-net molding and machining process for high value materials.

Outlook:

“The prospect for continued EBITDA improvement is strong, especially in light of the recent pro-growth, tax and regulatory environment in the United States. We believe that the recent increases in tariffs will have a minimal impact to our costs.  Defense spending, along with foreign sales of defense articles has increased and we are seeing the direct result in our order backlog.  Our capabilities and regulatory qualifications leave us well positioned to capitalize on opportunities in this industry.  Micron has the available machine capacity to fuel our growth, and with our additional efforts in sales, the Company is well positioned to take advantage of our operating leverage and continue to improve earnings performance,“ concluded Mr. Emma.

About Micron Solutions, Inc.

Micron Solutions, Inc., through its wholly-owned subsidiary, Micron Products, Inc., is a diversified contract manufacturing organization that produces highly-engineered, innovative medical device components requiring precision machining and injection molding.  The Company also manufactures components, devices and equipment for military, law enforcement, industrial and automotive applications.  In addition, the Company is a market leader in the production and sale of silver/silver chloride coated and conductive resin sensors used as consumable component parts in the manufacture of integrated disposable electrophysiological sensors.  The Company’s strategy for growth is to build a best-in-class contract manufacturer with a specialized focus on plastic injection molding and highly-engineered medical devices and components requiring precision machining.

The Company routinely posts news and other important information on its websites:

http://www.micronsolutionsinc.com and http://www.micronproducts.com

Safe Harbor Statement

Forward-looking statements made herein are based on current expectations of Micron Solutions, Inc. (“our” or the “Company”) that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to obtain and retain order volumes from customers who represent significant proportions of net sales; our ability to maintain our pricing model, offset higher costs with price increases and/or decrease our cost of sales; variability of customer delivery requirements; the level of and ability to generate sales of higher margin products and services; our ability to manage our level of debt and provisions in the debt agreements which could make the Company sensitive to the effects of economic downturns and limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; reliance on revenues from exports and impact on financial results due to economic uncertainty or downturns in foreign markets; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variations in the mix of products sold; continued availability of supplies or materials used in manufacturing at competitive prices; and the amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources.  More information about factors that potentially could affect the Company's financial results is included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

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Micron Solutions, Inc. Reports 2018 Second Quarter Results

August 14, 2018

For more information, contact:

Derek T. Welch

Chief Financial Officer

978.345.5000

FINANCIAL TABLE FOLLOWS.

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Micron Solutions, Inc. Reports 2018 Second Quarter Results

August 14, 2018

MICRON SOLUTIONS, INC.

EBITDA RECONCILIATION (1)

($ in thousands)

	Three Months Ended		Six Months Ended
	June, 30		June, 30
	2018	2017	2018	2017
Net income (loss)	$34	$(511)	$(146)	$(810)
Other (income) expense	(12)	(10)	(20)	(34)
Interest expense	96	87	193	151
Depreciation and amortization	372	407	768	803
Share-based compensation	29	17	63	32
Non-recurring consulting and other expenses	8	—	20	—
Adjusted EBITDA	$527	$(10)	$878	$142
Adjusted EBITDA margin %	9.9%	-0.2%	8.4%	1.3%

(1) Non-GAAP Financial Measures

In addition to reporting net income (loss), a U.S. generally accepted accounting principle (“GAAP”) measure, this news release contains information about Adjusted EBITDA (income from continuing operations adjusted for income taxes, other income and expense, interest, depreciation and amortization, share-based compensation expense and certain non-recurring charges), which is a non-GAAP measure.  Share-based compensation includes directors fees paid by means of stock grants versus cash.  The Company believes Adjusted EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results.  Adjusted EBITDA is not calculated through the application of GAAP.  Accordingly, it should not be considered as a substitute for the GAAP measure of net income (loss) and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

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